EXHIBIT 99.1

NEWS
CONTACT:	Terri MacInnis, Dir. of Investor Relations Bibicoff & Associates, Inc. 818.379.8500 terrimac@bibicoff.com

ACORN FACTOR, INC ANNOUNCES YEAR END RESULTS

MAHWAH, NEW JERSEY - MARCH 30, 2007 - Acorn Factor, Inc. (OTCBB: ACFN) today announced financial results for the year ended December 31, 2006.
The results for the year ended December 31, 2006 reflect the sale in March 2006 of the Company’s Databit Inc. subsidiary and its computer hardware sales business. Under applicable accounting principles, the results of this business have been reclassified in the current period and for all prior periods as a discontinued operation. The condensed results of these operations are presented in each of the current and comparative periods as net income from discontinued operations. The Company’s continuing operations consist of its RT Solutions and IT Solutions segments, which are conducted though the Company’s dsIT Solutions Ltd. subsidiary.

The Company reported a net loss of $6.1 million for the year ended December 31, 2006, as compared with a net loss of $1.3 million for the year ended December 31, 2005.

In 2006 sales decreased marginally as compared with 2005. Gross profit increased in 2006 by $112,000, or 9%, primarily due to an increase in gross profit of the RT Solutions segment, which more than offset the decrease in gross profits from our IT Solutions segment. The increase in gross profit in our RT Solutions segment was primarily attributable to a number of specific projects with particularly high profit margins, which offset the decrease in sales. The decrease in gross profit in our IT Solutions segment was attributable to a combination of reduced sales and a reduced gross margin.

Research and development expenses increased by $271,000, which was primarily attributable to an increase in development costs associated with our OncoProTM solution package in our IT Solutions segment.

SMG&A increased in 2006 by approximately $1.2 million or 34%. This increase is entirely attributable to the $1.2 million of stock-compensation expense that is included in SMG&A which we recorded as a result of our adoption of FAS 123(R) in 2006. Excluding the stock-compensation expense, our corporate SMG&A increased only marginally in 2006 compared with 2005 while the SMG&A of our dsIT Solutions subsidiary decreased by a similar amount in 2006 as compared with 2005. The increase in taxes on income in 2006 was due to the increase in a tax provision with respect to a transaction in a previous year.

The Company’s share of Comverge's net loss in 2006 was $210,000, all of which related to Comverge’s operations in the first quarter of 2006. In the first quarter of 2006, the carrying value of our investment in Comverge's common stock and preferred stock was reduced to zero. As such, Comverge has had no effect on our results since the first quarter of 2006.

In the third quarter of 2006, we acquired a 23% interest in Paketeria and increased our investment in the fourth quarter of 2006 to approximately 33%. Our share of Paketeria’s net losses plus amortization of the purchase price allocated to intangibles during the period since our acquisition and FAS 123(R) stock compensation expense connected with our investment was $424,000.

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TEL: 818.379.8500 FAX: 818. 379.4747 ADDRESS: 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403

EXHIBIT 99.1

ACFN ANNOUNCES YEAR END RESULTS	PAGE TWO

The results for 2005 include the condensed results of Databit as well as the condensed results of the Company’s outsourcing consulting services business in Israel, which was sold in August 2005. The decrease in net income from discontinued operations in 2006 as compared with 2005 was primarily due to the inclusion in 2005 of the results of the outsourcing consulting services business. The loss on sale of discontinued operation resulted from the sale of our Databit computer hardware company and the contract settlement with our former CEO during the first quarter of 2006.

About Acorn Factor:

Acorn Factor, Inc., formerly Data Systems & Software Inc., is a holding company which currently maintains an equity position in Comverge, Inc. - a leading provider of clean energy solutions that enhance grid reliability and enable electric utilities to increase available electric capacity. ACFN also owns an interest in Paketeria GmbH and a controlling position in dsIT. Additional information about Acorn Factor and its subsidiary and equity affiliates is available at www.acornfactor.com, www.dsit.co.il, www.comverge.com and www.paketeria.de .

- Continued -

TEL: 818.379.8500 FAX: 818. 379.4747 ADDRESS: 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403

EXHIBIT 99.1

ACFN ANNOUNCES YEAR END RESULTS	PAGE THREE

ACORNFACTOR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

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TEL: 818.379.8500 FAX: 818. 379.4747 ADDRESS: 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403

EXHIBIT 99.1

ACFN ANNOUNCES YEAR END RESULTS	PAGE FOUR

ACORN FACTOR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NET LOSS PER SHARE DATA)

	Year Ended December 31,
	2004	2005	2006
			(unaudited)
Sales:
Projects	$2,815	$3,204	$3,186
Services and other	549	983	931
Total sales	3,364	4,187	4,117
Cost of sales:
Projects	2,127	2,117	2,022
Services and other	364	828	741
Total cost of sales	2,491	2,945	2,763
Gross profit	873	1,242	1,354
Operating expenses:
Research and development expenses, net	30	53	324
Selling, marketing, general and administrative expenses	3,374	3,464	4,658
Total operating expenses	3,404	3,517	4,982
Operating loss	(2,531)	(2,275)	(3,628)
Finance expense, net	(33)	(12)	(30)
Other income (expense), net	148	--	330
Loss before taxes on income	(2,416)	(2,287)	(3,328)
Income tax benefits (expense)	(27)	37	(183)
Loss from operations of the Company and its consolidated
subsidiaries	(2,443)	(2,250)	(3,511)
Share in losses of Paketeria	--	--	(424)
Share in losses of Comverge	(1,242)	(380)	(210)
Gain on sale of shares in Comverge	705	--	--
Minority interests	(90)	(73)	--
Net loss from continuing operations	(3,070)	(2,703)	(4,145)
Gain on sale of discontinued operations, net of tax	--	541	--
Loss on sale of discontinued operations and contract
settlement, net of tax	--	--	(2,069)
Net income from discontinued operations, net of tax	1,898	844	78
Net loss	($1,172)	($1,318)	($6,136)
Basic and diluted net income (loss) per share:
Loss per share from continuing operations	($0.39)	($0.26)	($0.48)
Discontinued operations	0.24	0.10	(0.23)
Net loss per share	($0.15)	($0.16)	($0.71)
Weighted average number of shares outstanding - basic and
diluted	7,976	8,117	8,689

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3/30/07

TEL: 818.379.8500 FAX: 818. 379.4747 ADDRESS: 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403